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PROSPECTUS SUPPLEMENT
(To prospectus dated August 14, 2001)

3,500,000 Shares

THE MILLS CORPORATION
Common Stock

    We are offering for sale 3,500,000 shares of our common stock, par value $.01 per share. Our common stock is listed on the New York Stock Exchange under the symbol "MLS." The last reported sale price for our common stock on August 14, 2001 was $24.00 per share.

    Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 2 of the accompanying prospectus.

	Per Share	Total
Public offering price	$24.00	$84,000,000
Underwriting discount	$1.26	$4,410,000
Proceeds, before expenses, to us	$22.74	$79,590,000

    The underwriters may also purchase from us up to an additional 525,000 shares of our common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover any overallotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery on or about August 20, 2001.

Joint Book-Running Managers

Merrill Lynch & Co. Salomon Smith Barney

Legg Mason Wood Walker
 Incorporated

The date of this prospectus supplement is August 14, 2001.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

    You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. You should not rely on any information provided by anyone that is different or inconsistent. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

    As used in this prospectus supplement, the terms "Mills," the "company," "we," "our" or "us" mean The Mills Corporation and its direct and indirect subsidiaries, including The Mills Limited Partnership, or Mills LP, Management Associates Limited Partnership, and MillsServices Corp., which we consolidate for financial reporting purposes, unless the context indicates otherwise. For purposes of federal income tax discussions, the terms "Mills," the "company," "we," "our" or "us" excludes MillsServices Corp.

    Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the underwriters' overallotment option is not exercised.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some statements made in this prospectus supplement and in the accompanying prospectus constitute, and the documents incorporated by reference may contain, "forward-looking statements" for the purposes of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current expectations and are not guarantees of future performance.

    You often can identify forward-looking statements by our use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "would be," or "continue" or the negative of that terminology or other variations on that terminology or comparable terminology. Forward-looking statements are subject to numerous risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are:

  •
  the general economic climate;

  •
  the supply and demand for retail properties;

  •
  interest rate levels;

  •
  the availability of financing;

  •
  other risks associated with the development, acquisition, and operation of retail properties, including risks that the development of a project may not be completed on schedule, that we may not be able to lease available space to tenants at favorable rental rates, that tenants will not take occupancy or pay rent in accordance with their leases, or that development or operating costs may be greater than anticipated; and

  •
  the risks described under the heading "Risk Factors" in the prospectus accompanying this prospectus supplement.

    Although we believe that the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we cannot assure you that we will attain these expectations or that any deviations from these expectations will not be material. We undertake no duty or obligation to publicly announce any revisions to, or updates of, any of our forward-looking statements that may result from future events or circumstances.

S–1

SUMMARY

    This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all of the information that is important to you. You should read carefully this entire prospectus supplement and the accompanying prospectus, especially the section entitled "Additional Information" on page S-8 of this prospectus supplement and the section entitled "Risk Factors" beginning on page 2 of the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus, before making a decision to invest in our common stock.

The Company

    We own interests in, develop, redevelop, lease, acquire, expand and manage a portfolio currently consisting of 13 super-regional, retail and entertainment oriented centers, which we refer to as the "Mills" or "Block" projects, a community shopping center and a portfolio of 46 single tenant retail properties, subject to net leases, that operate as CVS pharmacies. We are the sole general partner of Mills LP. We conduct all of our business through Mills LP, in which we own, as of July 31, 2001, a 1% interest as the sole general partner and an approximate 59.3% interest as a limited partner. We are a publicly traded, self-managed real estate investment trust, or REIT, and have been a REIT since completion of our initial public offering in April 1994. Prior to that time, our assets, which then consisted of four Mills and ten community centers, were each held by individual partnerships.

    We maintain our executive offices at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Our telephone number is (703) 526-5000. We also maintain a web site at www.millscorp.com. The information on our web site is not, and you must not consider the information to be, a part of this prospectus supplement.

The Offering

Shares of common stock being offered by us	3,500,000 shares (1)
Shares of common stock outstanding after the offering	27,736,009 shares (1)(2)
Use of proceeds
We estimate that the net proceeds of this offering, after deducting underwriting discounts and commissions and other estimated expenses, will be approximately $79.0 million, assuming no exercise of the underwriters' overallotment option. We intend to use these net proceeds to repay indebtedness under our corporate revolving credit facility and for general corporate purposes.
Risk Factors
See "Risk Factors" beginning on page 2 of the accompanying prospectus and other information included in the accompanying prospectus for a description of factors that you should consider carefully before making a decision to invest in our common stock.
New York Stock Exchange symbol	"MLS"

(1)
This number assumes the underwriters' overallotment option to purchase up to 525,000 additional shares of our common stock is not exercised.

(2)
The number of shares of common stock outstanding after the offering excludes shares of common stock issuable upon exercise of options under our 1994 Executive Equity Incentive Plan and our 1999 Stock Option Plan, shares issuable pursuant to restricted stock awards, redemption of units of Mills LP and conversion of our series A cumulative convertible preferred stock.

S–2

USE OF PROCEEDS

    We estimate that the net proceeds of this offering, after deducting underwriting discounts and commissions and other estimated expenses, will be approximately $79.0 million, assuming no exercise of the underwriters' overallotment option, or $91.0 million if the underwriters exercise their overallotment option in full. We expect to use approximately $64.5 million of the net proceeds to repay indebtedness under the corporate revolving credit facility described below and the remaining approximately $14.5 million, or $26.5 million if the underwriters exercise their overallotment option in full, for general corporate purposes.

    Mills LP has a $75.0 million unsecured revolving credit facility that matures on June 1, 2002. Borrowings under the facility bear interest at a variable rate which currently is 2.75% over the London Interbank Offered Rate. The effective interest rate on this facility is 6.91% per annum. At August 13, 2001, $64.5 million was outstanding under this facility. Borrowings under this facility were used for working capital and for development of our properties. Until we use the net proceeds, we will invest the net proceeds in interest-bearing accounts or short-term, interest-bearing securities.

S–3

SELECTED UNAUDITED FINANCIAL OPERATING DATA

    The following table sets forth selected unaudited financial operating and other data on a consolidated basis for the company, Mills LP and their subsidiaries for the three months and six months ended June 30, 2001 and 2000. This unaudited historical financial data has been derived from and should be read in conjunction with the unaudited financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2001. Results for the three month and six month periods ended June 30, 2001 and 2000 are not necessarily indicative of results for a full year.

	Three Months Ended June 30		Six Months Ended June 30
	2001	2000	2001	2000
	(in thousands, except per share data)
Statements of Operations Data:
Revenues:
Minimum rent	$26,052	$26,216	$52,165	$51,922
Percentage rent	52	291	105	637
Recoveries from tenants	13,091	13,142	24,995	26,528
Other property revenue	3,160	2,213	5,297	4,500
Management fee income	2,348	1,821	5,143	3,614
Other fee income	1,813	2,502	5,229	4,912
Interest income	1,041	525	1,877	1,312

Total revenues	47,557	46,710	94,811	93,425
Expenses:
Recoverable from tenants	9,880	11,193	19,777	22,648
Other operating	549	1,384	1,452	2,359
General and administrative	3,399	3,800	6,523	7,135
Interest expense	15,217	15,113	30,224	28,861
Depreciation and amortization	9,528	9,349	18,894	17,688

Total expenses	38,573	40,839	76,870	78,691
Other income/(expense)	725	(319)	(1,182)	(647)
Equity in earnings of unconsolidated joint ventures before extraordinary items	956	2,521	2,067	4,189

Income before extraordinary items and minority interests	10,665	8,073	18,826	18,276
Extraordinary losses on debt extinguishments	—	(1,634)	(16,157)	(3,147)
Equity in extraordinary losses on debt extinguishments of unconsolidated joint ventures	(108)	—	(108)	—

Income before minority interests	10,557	6,439	2,561	15,129
Minority interests	(4,243)	(2,598)	(1,025)	(6,122)

Net income	$6,314	$3,841	$1,536	$9,007

Income per share before extraordinary items (Basic)	$0.27	$0.21	$0.48	$0.47

Income per share before extraordinary items (Diluted)	$0.26	$0.21	$0.47	$0.47

Net income per share (Basic)	$0.27	$0.16	$0.07	$0.39

Net income per share (Diluted)	$0.26	$0.16	$0.06	$0.39

S–4

Other Data:
Funds From Operations:
Income before extraordinary item and minority interests	$10,665	$8,073	$18,826	$18,276
Adjustments:
Add: Depreciation and amortization of real estate assets	8,657	8,739	17,172	16,467
Add: Real estate depreciation and amortization of unconsolidated joint ventures	8,574	7,648	17,052	13,335

Funds from operations	$27,896	$24,460	$53,050	$48,078

Cash flows provided by (used in):
Operating activities	$28,606	$15,905	$35,387	$33,511
Investing activities	$(27,960)	$(28,940)	$(56,913)	$(56,961)
Financing activities	$4,145	$12,915	$25,726	$21,886
Basic:
Weighted average shares	23,727	23,306	23,448	23,227
Weighted average shares and units	39,554	39,134	39,316	39,055
Diluted:
Weighted average shares	24,235	23,346	23,868	23,276
Weighted average shares and units	40,063	39,174	39,696	39,105

    We generally consider Funds From Operations, or FFO, a widely used and appropriate measure of performance for an equity REIT which provides a relevant basis for comparison among REITs. FFO as defined by the National Association of Real Estate Investment Trusts means income (loss) before minority interest (determined in accordance with accounting principles generally accepted in the United States, or GAAP, excluding gains (losses) from debt restructuring and sales of depreciated property, plus real estate related depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing our performance. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to those other REITs. FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including its ability to make distributions, and (iii) should not be considered as an alternative to net income (determined in accordance with GAAP) for purposes of evaluating our operating performance.

S–5

UNDERWRITING

    Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are acting as joint book-running managers and, together with Legg Mason Wood Walker, Incorporated, are acting as underwriters. Subject to the terms and conditions described in an underwriting agreement and a supplemental terms agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,400,000
Salomon Smith Barney Inc.	1,400,000
Legg Mason Wood Walker, Incorporated	700,000

Total	3,500,000

    In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the shares of common stock being sold pursuant to the underwriting agreement and the supplemental terms agreement, if any of the shares are purchased.

    In the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by underwriters' counsel and other conditions contained in the underwriting agreement and the supplemental terms agreement, such as receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify orders to the public and to reject orders in whole or in part.

Overallotment Option

    We have granted to the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase up to an aggregate of 525,000 additional shares of our common stock to cover overallotments, if any. The price for these additional shares will be the price to the public stated on the cover page of this prospectus supplement, less the underwriting discount. If the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to limited conditions, to purchase approximately the same percentage of the additional shares of common stock which the number of shares to be purchased by it shown on the foregoing table bears to the 3,500,000 shares of common stock offered by this prospectus supplement.

Commissions and Discounts

    The underwriters have advised us that they propose initially to offer the shares of common stock to the public at the price stated on the cover page of this prospectus supplement and to some dealers at the stated price less a concession not in excess of $.74 per share. The underwriters may allow, and those dealers may reallow, a discount not in excess of $.10 per share on sales to various other dealers. After the offering to the public, the price to the public, concession and discount may be changed.

S–6

    The following table shows the per share and total public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of the overallotment option.

	Per Share	Without Option	With Option
Public offering price	$24.00	$84,000,000	$96,600,000
Underwriting discount	$1.26	$4,410,000	$5,071,500
Proceeds, before expenses, to us	$22.74	$79,590,000	$91,528,500

    The expenses of the offering, not including the underwriting discount, are estimated to be $575,000 and are payable by us.

No Sales of Similar Securities

    We and our executive officers and directors have agreed, with exceptions, not to sell or transfer any common shares for 30 days after the date of this prospectus supplement without first obtaining the written consent of each of Merrill Lynch and Salomon Smith Barney Inc. Specifically, we and our executive officers and directors have agreed not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common stock,
  •
  sell any option or contract to purchase any common stock,
  •
  purchase any option or contract to sell any common stock,
  •
  grant any option, right or warrant for the sale of any common stock, or
  •
  enter into any swap or other agreement that transfer, in whole or in part, the economic consequence of ownership of any shares of common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

    This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement, or for which the person executing the agreement later acquires the power of disposition.

Price Stabilization, Short Positions

    Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase our common stock. As an exception to these rules, the underwriters are permitted to engage in limited transactions that stabilize the price of the common stock. Those transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

    If the underwriters create a short position in the common stock in connection with this offering by selling more shares of common stock than are stated on the front cover of this prospectus supplement, the underwriters may reduce that short position by purchasing shares in the open market. The underwriters also may elect to reduce any short position through the exercise of all or part of the overallotment option described above.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases.

    Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the stabilizing transactions might have on the price of the common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that the underwriters will continue to engage in stabilizing transactions once commenced. The underwriters may discontinue stabilizing transactions without notice.

S–7

Other Relationships

    The underwriters have provided, and from time to time provide, investment banking and financial advisory services to us in the ordinary course of business and may continue to provide these and other services to us in the future.

LEGAL MATTERS

    The legality of the shares of common stock offered by this prospectus supplement will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C. Legal matters will be passed upon for the underwriters by Clifford Chance Rogers & Wells LLP, New York.

EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule appearing in our Annual Report on Form 10-K/A for the year ended December 31, 2000, as set forth in their report thereon included therein and incorporated herein by reference. Our consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance with the Securities Exchange Act of 1934, we file reports and other information with the Securities and Exchange Commission. The file number under the Securities Exchange Act of 1934 for our Commission filings is No. 1-12994. You may inspect these reports, proxy statements and other information at the Public Reference Section maintained by the Commission at the following addresses:

Principal Office:	Regional Offices:
450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511	Seven World Trade Center 13th Floor New York, New York 10048

    Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may obtain copies of these materials from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our Commission filings also are available to the public on the Commission's web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. In addition, our common stock is listed on the New York Stock Exchange and therefore you may inspect these reports, proxy statements and other information concerning the company at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    We have filed with the Commission a registration statement on Form S-3, of which this prospectus supplement and the accompanying prospectus is a part, under the Securities Act of 1933 for the common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, some portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, we make reference to the copy of the contract or document filed as an exhibit to the registration statement. Each of the statements is qualified in all respects by reference to the registration statement and the exhibits and schedules attached to the registration statement. For further information regarding the company and our common stock, we hereby make reference to the registration statement and such exhibits and schedules as may be obtained from the Commission at its principal office in Washington, D.C. or from the Commission's web site, as described above.

S–8

INCORPORATION OF DOCUMENTS BY REFERENCE

    The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents and information we filed with the Commission that are identified below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the offered securities to which this prospectus supplement relates or the offering is otherwise terminated.

  1.
  Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (filed on March 28, 2001), as amended by Form 10-K/A (filed on August 10, 2001 and on August 14, 2001).

  2.
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (filed on May 15, 2001), as amended by Form 10-Q/A (filed on August 10, 2001), and for the quarter ended June 30, 2001 (filed on August 13, 2001).

  3.
  Current Reports on Form 8-K filed on April 30, 2001 (except for the information furnished under Item 9); Form 8-K filed on July 13, 2001; and Form 8-K filed on August 9, 2001 (except for the information under the caption "Specialty Store Tenant Reported Sales Analysis" contained on page 24 of Exhibit 99.1).

  4.
  Description of our common stock included in our Registration Statement on Form 8-A (filed on April 11, 1994), which incorporates by reference a description of our common stock from our Registration Statement on Form S-11 (File No. 33-71524, filed on April 11, 1994), which description we also incorporate by reference into this prospectus.

    You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at (703) 526-5000 between the hours of 9:00 a.m. and 4:00 p.m., Eastern Time:

        Secretary
        The Mills Corporation
        1300 Wilson Boulevard, Suite 400
        Arlington, Virginia 22209

S–9

PROSPECTUS

$250,000,000
THE MILLS CORPORATION
Preferred Stock, Common Stock and Common Stock Warrants

    The Mills Corporation (the "Company") may from time to time offer in one or more series or classes its (i) preferred stock, $.01 par value ("Preferred Stock"), (ii) common stock, $.01 par value ("Common Stock"), and (iii) warrants exercisable for Common Stock ("Common Stock Warrants"), with an aggregate public offering price of up to $250,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Preferred Stock, Common Stock and Common Stock Warrants (collectively, the "Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (each a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any public offering price; (ii) in the case of Common Stock, any public offering price; and (iii) in the case of Common Stock Warrants, the specific title and aggregate number, the issue price and the exercise price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to help preserve the status of the company as a real estate investment trust ("REIT") for federal income tax purposes.

    The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    The Securities may be offered directly, through agents designated from time to time by the company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

    See "Risk Factors" beginning on page 2 for a discussion of certain factors relevant to an investment in the Securities.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 14, 2001.

    As used in this prospectus generally and in any accompanying prospectus supplement, the terms "Mills," the "company," "we," "our" or "us" mean The Mills Corporation and its direct and indirect subsidiaries, including The Mills Limited Partnership, or Operating Partnership or Mills LP, Management Associates Limited Partnership, or the "management partnership," and MillsServices Corp., or the "third-party services corporation," which we consolidate for financial reporting purposes, unless the context indicates otherwise. For purposes of federal income tax discussions, the terms "Mills," the "company," "we," "our" or "us" excludes MillsServices Corp.

THE COMPANY

    We own interests in, develop, redevelop, lease, acquire, expand and manage a portfolio currently consisting of 13 super-regional, retail and entertainment oriented centers, which we refer to as the "Mills" or "Block" projects, a community shopping center and a portfolio of 46 single tenant retail properties, subject to net leases, that operate as CVS pharmacies. We are the sole general partner of Mills LP. We conduct all of our business through Mills LP, in which we own, as of July 31, 2001, a 1% interest as the sole general partner and an approximate 59.3% interest as a limited partner. We are a publicly traded, self-managed real estate investment trust, or REIT, and have been a REIT since completion of our initial public offering in April 1994. Prior to that time, our assets, which then consisted of four Mills and ten community centers, were each held by individual partnerships.

    We maintain our executive offices at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Our telephone number is (703) 526-5000. We also maintain a web site at www.millscorp.com. The information on our web site is not, and you must not consider the information to be, a part of this prospectus supplement.

RISK FACTORS

    An investment in our capital stock involves various risks. You should consider carefully the following material risks together with the other information contained or incorporated by reference in this prospectus before making a decision to invest in our capital stock.

RISKS ASSOCIATED WITH OUR CAPITAL STOCK

    You may be subject to adverse consequences if you attempt to acquire shares in excess of 9.225% of our capital stock.

    For us to qualify as a REIT, ownership of our capital stock, directly or by virtue of the applicable attribution provisions of the Internal Revenue Code, by any person or persons acting as a group is limited to 9.225% of our outstanding capital stock. Any transfer that would cause you to violate this 9.225% ownership limit will result in the immediate conversion of the excess shares into shares of "excess stock" that are non-voting and that may not participate in distributions (except for distributions in liquidation). The shares of excess stock would be immediately transferred to us as trustee of a trust for the exclusive benefit of beneficiaries that you may designate, subject to our right to purchase the shares for fair consideration.

    You may be subject to adverse consequences if you are not a U.S. person and you attempt to acquire shares of our capital stock.

    Provisions in our certificate of incorporation are designed to ensure that we maintain our status as a REIT by rendering void transfers of our shares that will jeopardize our status as a REIT and by eliminating rights of the shares of transferred stock. Under these provisions, if you are not a U.S. person and you acquire shares of our capital stock, if your acquisition causes less than 50% of our capital stock to be owned by U.S. persons, the shares that you acquire may convert immediately into shares of excess stock that will be non-voting and that may not participate in distributions (except for distributions in liquidation). The shares of excess stock would be immediately transferred to us as trustee of a trust for the exclusive benefit of beneficiaries that you may designate, subject to our right to purchase the shares for fair consideration.

    The price of our common stock is subject to many factors, some of which are not in our control.

    The price of our common stock in the public markets may be adversely affected by a number of factors, many of which are beyond our control. These factors include:

  •
  possible increases in market interest rates, which may lead purchasers of common stock to demand a higher annual yield from distributions by us in relation to the price paid for our common stock;
  •
  the relatively low daily trading volume of REITs in general, including our common stock; and
  •
  our ability to invest the proceeds of a future offering of securities in a manner that will increase earnings per share.

    Any adverse effect on the market price of our common stock would materially adversely affect the value of your investment in our common stock. Additionally, a significant decrease in the market price of our common stock would make it more difficult for us to raise funds through future offerings of our common stock.

    We may issue a large number of shares of our common stock. Future sales of these shares could adversely affect the value of your investment in our common stock.

    We may issue shares of common stock upon redemption of outstanding units of Mills LP issued at various times, including in connection with our formation and our initial public offering in 1994, and our acquisition of assets in 1994, 1996 and 1997. We have issued, and may be obligated to issue in the future, a substantial number of units of Mills LP to our joint venture partners in connection with their capital contributions to our joint venture projects, and to other persons or entities that contribute to our joint venture projects. These units of Mills LP are and, upon issuance, will be exchangeable for shares of our common stock. In addition, as of July 31, 2001, we have granted, or authorized to be granted to a number of our directors, officers and employees, options to purchase 4,458,554 shares of common stock, taking into account options forfeited upon employment termination, and 742,379 shares of restricted stock. Sales of a substantial number of shares of common stock, or the perception that those sales could occur, could adversely affect prevailing market prices for shares. We cannot predict what effect future sales of common stock will have on the market prices of shares.

    Distributions to holders of our common stock are junior in right of payment to our liabilities.

    Mills LP's ability to make distributions to us depends on its subsidiaries' and joint ventures' ability first to satisfy their obligations to their creditors and then to make distributions to Mills LP. Similarly, our ability to make distributions to our stockholders depends on Mills LP's ability first to satisfy its obligations to its creditors and then to make distributions to us. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to any of our subsidiaries or joint ventures, holders of their indebtedness and their creditors will generally be entitled to payment of their claims from the assets of those subsidiaries and joint ventures before any assets are made available for distribution to us. In every case, the holders of our common stock, and all other equity securities junior in right as to dividends and liquidating distributions to our series A cumulative convertible preferred stock, par value $.01 per share, will have the right to participate in any distribution of our assets only after the claims of our creditors and holders of our series A preferred stock are satisfied. The certificate of designations governing our series A preferred stock prohibits us from making dividend payments, distributions and all other payments to holders of our common stock and all other equity securities junior in right to our series A preferred stock, unless we have paid all accrued dividends on our series A preferred stock or set apart funds for payment of the dividends due to holders of our series A preferred stock.

RISKS ASSOCIATED WITH OUR COMPANY

    New accounting pronouncements and regulations could have an impact on our future earnings and funds from operations.

    We are required to implement new accounting pronouncements and regulations applicable to our business when issued by the Financial Accounting Standards Board, the Commission and other regulatory organizations within the accounting profession. Currently there are two pronouncements being considered that impact the real estate industry. The first proposal, "Accounting for Investments in Real Estate Ventures," contemplates a change in the method of calculating equity in earnings of unconsolidated joint ventures. The second proposal, "Accounting for Certain Costs and Activities Related to Property, Plant and Equipment," would eliminate the capitalization of various development costs and would require depreciation of different asset components based upon each of their lives.

    Both proposals are still in the adoption process and have not been finalized. Accordingly, we cannot assure you that these proposals will be adopted in their current form or at all. If adopted, the final form of these proposals could have an impact on our earnings and funds from operations.

    We have substantial indebtedness. We require significant cash flow in order to make required payments on our securities and on our indebtedness.

    As of June 30, 2001, we had total debt of approximately $1.5 billion, including our pro rata share of unconsolidated joint venture debt. In addition, as of the date of this prospectus, we have issued and outstanding 750,000 shares of series A preferred stock. We must make regular dividend payments to the holders of our series A preferred stock. The dividends payable are calculated based on the number of shares outstanding and the dividend rate, which regularly increases from year to year. We have also guaranteed selected outstanding unconsolidated joint venture debt, representing an affiliate's portion of outstanding unconsolidated joint venture debt, which guaranties expire upon the achievement of specified financial performance tests. We expect to make similar guarantees in connection with our future developments.

    We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. If a property were mortgaged to secure payment of indebtedness and we were unable to meet mortgage payments, the mortgagee could foreclose upon that property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies. We are subject to the additional risk that our cash flow may be insufficient for us to make the required dividend payments to the holders of our series A preferred stock. If we fail to make the required dividend payments to the holders of our series A preferred stock, we will be subject to serious penalties under the terms of the documents that govern our series A preferred stock. Our substantial debt and our dividend obligations on the series A preferred stock could cause us to be unable to make dividend payments, distributions and other payments on our common stock and all other equity securities junior in right to our series A preferred stock.

  Our degree of leverage could limit our ability to obtain additional financing.

    As of June 30, 2001, our consolidated borrowing and pro rata share of unconsolidated borrowings totaled approximately $1.5 billion, which represents approximately 60.6% of our total market capitalization. As used in this prospectus, total market capitalization means the sum of the outstanding amount of all our indebtedness, the total liquidation preference of all our preferred shares and the total market value of our common shares and units of partnership interest of Mills LP, based on the closing price of our common stock as of June 30, 2001. Increases in our leverage could adversely affect our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes, and may make us more vulnerable to a downturn in business or the economy generally.

    We will need additional capital to either refinance or repay existing indebtedness at maturity. There is no guaranty that we can refinance or obtain other financing to repay matured debt.

    The terms of most of our indebtedness do not require significant principal payments prior to maturity. Currently, we do not anticipate making any additional principal payments prior to maturity. Consequently, in order to pay in full the principal amount at maturity, we may need to refinance or repay our indebtedness by (1) obtaining additional secured or unsecured debt financing; (2) issuing private or public debt instruments; (3) offering for sale additional equity securities; or (4) selling our assets. We have no refinancing commitments covering the principal payments at maturity. We cannot assure you that refinancing will be available on reasonable terms or at all. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to refinanced indebtedness would increase, which would adversely affect our funds from operations and reduce the amount of distributions we can make to our stockholders. If we are unable to secure refinancing of the mortgage indebtedness encumbering a property on acceptable terms, we may be forced to dispose of that property upon disadvantageous terms, or the mortgagee could foreclose upon the property. In addition to the loss of a source of income and an income flow, a disadvantageous sale or foreclosure may result in a partial or complete loss on our investment.

    A sharp increase in the dividend rate on our series A preferred stock takes effect if we have not repurchased our outstanding series A preferred stock by October 30, 2004. In order to complete the repurchase of this series A preferred stock and prevent the dividend rate increase from taking effect, we may need to raise additional capital. There is no guaranty that we can raise additional capital for this repurchase.

    Dividend payments to holders of our series A preferred stock will increase significantly if shares of series A preferred stock remain issued and outstanding on October 30, 2004. Under the terms of our series A preferred stock, we are not permitted to repurchase our series A preferred stock prior to November 11, 2003 without incurring substantial extra costs. Accordingly, we anticipate that we will attempt to repurchase our series A preferred stock between November 11, 2003 and October 30, 2004. In order to finance the repurchase, we may need to use one or more of the methods listed in the above risk factor. We cannot assure you that we will obtain financing on reasonable terms or at all. If we are unable to secure financing on reasonable terms, we may not be able to repurchase our outstanding series A preferred stock prior to the increase in required dividend payments, if at all.

    Holders of series A preferred stock have the right, under specific circumstances, to require us to repurchase the series A preferred stock. There is no guaranty that we can obtain financing for the repurchase. If we do not timely repurchase the series A preferred stock, the repurchase price will increase significantly.

    Holders of series A preferred stock may exercise their right under the series A preferred stock purchase agreement to require us to repurchase all or a portion of our series A preferred stock if:

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  a change in control occurs;
  •
  we fail, or we are deemed based on substantial evidence to fail, to continue to qualify as a REIT;
  •
  a material event of noncompliance occurs, such as a violation of the restrictive covenants described in the following risk factor or our failure to observe our obligations in connection with our call right to require the holders of series A preferred stock to sell to us all of the then outstanding shares of series A preferred stock; or
  •
  shares of series A preferred stock remain issued and outstanding after April 30, 2006.

    Generally, the repurchase price varies based on the event giving rise to the put right of the holders of series A preferred stock and the time of its occurrence. However, if the event is our failure to continue to qualify as a REIT or a material event of noncompliance, in each case caused by our willful and intentional actions, then the repurchase price will increase significantly. The increased repurchase price is based on a higher internal rate of return on the purchase price of the series A preferred stock and will be calculated from the date of purchase.

    We do not have any financing arrangement in place for the repurchase of the series A preferred stock when required. In order to finance the repurchase, we may need to use one or more of the methods listed above. We cannot assure you that we will obtain financing on reasonable terms or at all. If we are unable to secure appropriate financing, we may be unable to repurchase on a timely basis, or at all, the shares of series A preferred stock that are put to us by the holders of series A preferred stock. In that case, we will become obligated to pay the increased repurchase price.

    We have entered into agreements that impose a number of restrictive covenants that may hinder our operational flexibility. Violation of these restrictive covenants carry serious consequences that may materially adversely affect our operations.

    Our credit facility and term loan and the series A preferred stock purchase agreement impose numerous restrictive financial and operating covenants on us, including covenants that limit our ability to (1) incur additional debt, (2) sell assets, (3) repurchase our securities and (4) engage in mergers and consolidations. For example, if we sell any portion of our four wholly owned properties, holders of our series A preferred stock may require us to repurchase shares of our series A preferred stock at substantial release prices.

    Under our credit facility and term loan, the lenders may accelerate payment and may pursue standard remedies upon a violation of any covenant. In addition, our failure to observe a number of the listed covenants constitutes a material event of noncompliance under the series A preferred stock purchase agreement and gives the holders of our series A preferred stock the right to require us to repurchase all or a portion of the then outstanding shares of series A preferred stock. If the material event of noncompliance triggering the put right of the holders of series A preferred stock is caused by our willful and intentional actions, then we must pay the increased repurchase price described above. Even if the material event of noncompliance is due to an inadvertent act, we still must pay the increased repurchase price if we do not make the repurchase in a timely manner. We may avoid the consequences under the series A preferred stock purchase agreement by exercising our call right to repurchase the shares of series A preferred stock then outstanding before taking the action that constitutes a violation. Our ability to exercise our call option, however, is subject to:

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  our ability to obtain financing for the premium payable upon repurchase, which premium depends on when we exercise our call option;
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  our obtaining the consent of the lenders under the credit facility and the term loan; and
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  a prohibition on exercise prior to April 30, 2002, except in very limited circumstances.

    These restrictions reduce our flexibility in fulfilling our obligations following the exercise of our call option, and otherwise reduce our ability in conducting our operations.

    The occurrence of an event of noncompliance under the series A preferred stock purchase agreement may give holders of our series A preferred stock rights that materially adversely affect the rights of holders of our common stock.

    Upon the occurrence of an event of noncompliance under the series A preferred stock purchase agreement, subject to a cure period for curable events, or our failure to make a required dividend payment:

  •
  the dividend rate payable on the series A preferred stock will increase significantly;

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  holders of series A preferred stock will vote with holders of common stock on all matters submitted to a vote of our stockholders, and will have the number of votes equal to the number of shares of common stock that they would receive if they were to convert their shares of series A preferred stock into common stock; and
  •
  holders of series A preferred stock will have the right to elect one member to our board of directors.

    If a failure to make a required dividend payment were to continue through the next scheduled dividend payment date, holders of series A preferred stock would have the right to elect an additional member to our board of directors. In addition, if the event of noncompliance constitutes a material event of noncompliance, the holders of series A preferred stock also have the right to require us to repurchase all or a portion of the series A preferred stock then issued and outstanding.

    We depend on third party financing for our development and expansion activities.

    We are developing and plan to continue to develop new retail properties, including new Mills. The funds necessary to construct and develop new properties must be obtained through issuance of additional equity or debt securities offerings, conventional third-party debt financing, loan arrangements or joint venture arrangements. We cannot assure you that we will obtain the financing necessary to fund new development and expansion projects. In addition, the additional debt service payments required in respect of any additional debt incurred, and the dilutive effect of any additional equity securities issued to finance future development, could adversely affect our ability to make distributions to our stockholders.

  Financing by third parties may carry a floating interest rate.

    We anticipate financing new projects, some of which could be developed through joint venture arrangements, through lines of credit or other forms of secured or unsecured construction financing which generally carry a floating interest rate. We cannot assure you that we would be able to obtain permanent debt or equity financing on acceptable terms or at all to refinance the construction loans once the project is close to completion, or that we would be able to hedge or cap our debt on economically viable terms. As a result, the floating interest rate on the construction loans could be outstanding for a longer period of time than anticipated at the time of borrowing, leading to a decrease in our development activities or in the amount of cash available for distribution to our stockholders. If we had floating rate construction loans outstanding and interests rates were to increase, our debt service would increase up to the applicable cap rate.

    We rely on joint venture partners and Kan Am in particular for financing for our development and expansion activities.

    All of our current and planned projects are being developed through joint ventures. Our planned level of development activity depends on our success in finding joint venture partners, the continuation of our relationships with our partners, their continued interest in participating in our development activity, and their ability to finance their obligations to the joint venture, all of which factors are not entirely in our control. We rely heavily on Kan Am US, Inc. and its affiliates, which are partners with us in ten joint ventures. Kan Am raises investor capital to fund its equity commitments for projects on a project-by-project basis. We cannot guarantee that Kan Am will be able to raise capital for any particular project in accordance with its commitment for that project. If Kan Am or any other joint venture partner were to terminate its relationship with us, to file for bankruptcy or be placed into involuntary bankruptcy, or to fail to perform as expected, we may not be able to find other viable partners, in which case we would not be able to finance our development activity and would be forced to decrease development activity and cut back on our planning for new projects. If a partner were to fail to contribute capital that is required for a development project and we were not successful in finding another partner for a particular development project, we would have to find alternative sources of capital for the project. We cannot guarantee that we will be able to obtain other sources of equity. If we are unable to do so, we could suffer a partial or complete loss on our investment and be required to repay any recourse indebtedness incurred on the project.

    We do not have exclusive control over the management of joint venture projects and must share control with our joint venture partners.

    We have invested and expect in the future to invest as a co-venturer or partner in the development of new properties, instead of developing projects on our own. These shared investments may involve risks not present in a wholly-owned development project that stem from us not having exclusive control over the development, financing, leasing, management and other aspects of the project. We may not have the right to take some significant actions without the approval of our joint venture partners. For example, we may need the other joint venturer's approval before selling or refinancing a joint venture's property, setting an annual budget, entering into specified transactions with affiliates, and settling litigation above specified thresholds. Additionally, our co-venturer might have interests or goals that are inconsistent with ours and may take actions that are contrary to our instructions, requests or interests, or otherwise hinder us from accomplishing our goals. Our joint venture partners could take actions binding on the joint venture without our consent. Actions by a joint venture partner could subject the joint venture assets to additional risk.

RISKS ASSOCIATED WITH THE OPERATION OF OUR PROPERTIES

  We may be unable to develop and operate new properties successfully.

    We intend from time to time to develop new Mills or expand existing Mills, and may engage in the development of other retail or related mixed use projects, as opportunities arise. These projects generally require significant expenditures of capital and frequently depend on obtaining various forms of government and other approvals. We cannot assure you that we can obtain the necessary approvals in a timely manner or at all. We have policies in place designed to regulate development activities in an effort to limit the risks associated with development. However, these policies do not remove us from all development risks associated with a project and we continue to face the risk of expending funds for, and devotion of management's time to, a project that may not be developed on a timely basis or at all. We cannot assure you whether or when any development of new Mills, other retail or related mixed use projects or expansions of existing properties will be completed, or if completed, that the costs of development or expansion will not exceed, by a material amount, projected costs. Upon the completion of a project, we face the additional risk that occupancy rates and rents will not be sufficient to make the project profitable.

  There is no guaranty that we can attract or retain tenants.

    Our income and cash available for distribution would be adversely affected if we were unable either to rent unleased space in any of our properties or to relet space after the expiration of a tenant's lease on economically favorable lease terms. Our ability to rent or to relet space in our properties is affected by many factors. Our tenants generally enter into leases with an initial term ranging from five to 15 years. We cannot assure you that any tenant whose lease expires in the future will renew its lease at that time, or on terms economically favorable to us, or that we will be able to find a replacement tenant. In addition, our leases with a number of tenants contain covenants restricting the use of other space in our properties or requiring the presence of other specified co-tenants. Our failure to rent unleased space on a timely basis or at all would likely adversely affect our financial condition and results of operations. We may also incur costs in making improvements or repairs to property required by a new tenant.

    Competition may cause the occupancy and rental rates of our properties to decrease.

    There are other companies that are engaged in the development or ownership of value retail properties that compete with us in seeking tenants. We compete with these other companies for prime locations and for tenants who lease space in the value retail properties that we and our competitors own or operate. The development by our competitors of new super-regional malls or other retail shopping centers with more convenient locations or better rents may attract our tenants to our competitors or may cause them to seek lease terms that are less favorable to us at or prior to renewal, and accordingly may adversely affect the business, revenues derived from or value of our properties. Furthermore, retailers at our properties may face increasing competition from e-commerce, outlet malls, discount shopping clubs, catalog companies, direct mail, telemarketing and home shopping networks.

    Bankruptcy of our tenants or downturns in our tenants' businesses may reduce our cash flow.

    Since we derive almost all of our income from rental payments, our cash available for distribution would be adversely affected if a significant number of our tenants were unable to meet their obligations to us, or if we were unable to lease vacant space in our properties on economically favorable terms. At any time, a tenant may seek the protection of the bankruptcy laws. Under the bankruptcy laws, the tenant may have the right to reject and terminate its lease and thereby cause a reduction in the cash available for distribution to our stockholders. If a tenant files for bankruptcy, we cannot be sure that it will affirm its leases and continue to make rental payments in a timely manner. Any change in a tenant, especially an anchor tenant, could materially adversely affect customer traffic in a center and thereby reduce the income generated by that center. Some of our rents are based on a percentage of our tenants' sales. A slowing economy generally could lead to a downturn in the retail sector and weaken the financial condition of a tenant and result in a reduction in the percentage rent paid by that tenant or in the failure to make rent payments when due. Furthermore, some of our tenants, including anchor tenants, hold the right under their leases to terminate their leases or reduce their rental rates if specified occupancy conditions are not met, if specified anchor tenants are closed, if specified sales levels or profit margins are not achieved or if an exclusive use provision is violated. If a significant number of these tenants were to terminate their leases, the terminations could adversely affect our cash available for distribution and the value of our common stock.

    The performance of our properties is subject to many factors that are not in our control.

    Real property investments are subject to varying degrees of risk that may affect the ability of our centers to generate sufficient revenues to meet operating and other expenses. The economic performance and value of a property are affected by a number of factors, including:

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  the national economic climate;
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  the regional and local economic climate, which may be adversely impacted by plant closings, industry slowdowns, natural disasters and other factors;
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  changing trends in the demand by consumers for merchandise offered by retailers conducting business at our properties;
  •
  local real estate conditions, such as an oversupply of retail space or a reduction in demand for real estate in the area;
  •
  the existence and quality of the competition, such as the attractiveness of our property as compared to our competitors' properties based on considerations such as convenience of location and safety record; and
  •
  increased operating costs, including taxes.

    In addition, other factors may adversely affect a property's value, including changes in government regulations and other laws, rules and regulations governing real estate, zoning or taxes, changes in interest rate levels, the availability of financing and potential liability under environmental and other laws.

RISKS ASSOCIATED WITH REAL ESTATE INVESTMENT

    Due to the illiquid nature of investments in equity real estate, we may not be able to act quickly to diversity our portfolio in response to economic changes.

    Equity real estate investments generally are relatively illiquid. Additionally, all of our properties are in the same line of business. As a result, our ability to diversify our portfolio promptly in response to changes in economic or other conditions may be restricted. Moreover, significant expenditures associated with each equity investment, such as debt service, real estate taxes and operating and maintenance costs, generally are not reduced when circumstances cause a reduction in income from the investment. Consequently, if any of our properties fail, we may not be able to convert that property to an attractive alternative use or to sell that property to recoup our investment.

  We could incur significant costs related to environmental issues.

    Under some environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of on real property, may be liable for the costs of investigating and remediating hazardous substances on or under or released from the property and for damages to natural resources. The federal Comprehensive Environmental Response, Compensation & Liability Act, and similar state laws, impose liability on a joint and several basis, regardless of whether the owner, operator or other responsible party knew of or was at fault for the release or presence of hazardous substances. In connection with the ownership or operation of our properties, we could be liable for costs associated with investigation and remediation in the future. The costs of any required remediation and related liability as to any property could be substantial under these laws and could exceed the value of the property and/or our aggregate assets. The presence of hazardous substances, or the failure to properly remediate those substances, also may adversely affect our ability to sell or rent a property or to borrow funds using the property as collateral. In addition, environmental laws may impose restriction on the manner in which we use our properties or operate our business, and these restrictions may require expenditures for compliance. We cannot assure you that a material environmental claim or compliance obligation will not arise in the future. The costs of defending against any claims of liability, of remediating a contaminated property, or of complying with future environmental requirements could be substantial and affect our operating results.

  Uninsured losses could adversely affect our financial condition.

    We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to our properties with policy specifications and insured limits that we believe are customary for similar properties. We also carry comprehensive earthquake and pollution cleanup coverage on all our properties. We carry off-premises power coverage for each of our Mills. For Sawgrass Mills only, we carry sinkhole coverage. There are some types of losses, generally of a catastrophic nature, such as wars or acts of God, which may be either uninsurable or not economically insurable. Should a property suffer an uninsured loss, we could lose both our invested capital in and anticipated profits from that property, as well as the anticipated future revenue from that property. Additionally, in the case of recourse construction loans, we may remain obligated under those loans and any other financial obligations on that property. An uninsured loss or a loss in excess of insured limits may negatively impact our financial condition.

RISKS ASSOCIATED WITH OUR ORGANIZATION

    A number of our directors and significant stockholders may exert substantial influence over us.

    The executive officers of Kan Am US, Inc. and its affiliates directly and indirectly own a substantial percentage of the total outstanding number of shares of our common stock and the units of Mills LP. Three of our twelve directors substantially own and control the Kan Am entities. These three directors have significant influence over us as members of our board and, by virtue of their ownership of our common stock through the Kan Am entities, over the outcome of any matters submitted to our stockholders for approval. The interests of these directors may conflict with the interests of our other stockholders in connection with Kan Am's joint ventures with Mills LP to develop, own, and operate additional properties, and they may use their voting influence contrary to our other stockholders' interests. If these directors and the Kan Am entities, as stockholders, were to act together, they would have the ability to exercise significant influence over our affairs. The Kan Am entities may exchange all or a substantial portion of the units that they hold for shares of our common stock. If they do so, they and the three directors affiliated with them, as substantial owners of the Kan Am entities, will increase their influence over us and over the outcome of any matters submitted to our stockholders for approval. The influence and voting power of our other stockholders would diminish accordingly.

    We are the sole general partner of the operating partnership, Mills LP, and have fiduciary responsibilities to the other partners of Mills LP. As a result, we may be in a position where we have duties to others whose interests conflict with those of our stockholders.

    We, as the sole general partner of Mills LP, may have fiduciary responsibilities to the other partners in Mills LP that may conflict with the interests of our stockholders, including decisions regarding the sale or refinancing of our properties and the timing and amount of distributions from Mills LP. In addition, individuals and entities, including our executive officers, our directors who substantially own and control Kan Am US, Inc. and their respective affiliates, that hold units of Mills LP may have limited rights in decisions affecting Mills LP that may conflict with the interests of our common stock holders. In particular, a holder of units may suffer different and/or more adverse tax consequences than The Mills Corporation upon the sale or refinancing of some of our properties as a result of unrealized gain attributable to properties or the tax status of the unit holder. These unit holders, therefore, may have objectives different from ours regarding the appropriate pricing and timing of any sale or refinancing. We have the exclusive authority to determine whether and on what terms to sell or refinance an individual property as the sole general partner of Mills LP. However, these unit holders may try to influence us into not selling or refinancing the properties, even though a sale might otherwise be financially advantageous to us and our stockholders, or to influence us into refinancing a property with a higher level of debt than would be in our best interests or in the best interests of our stockholders.

    Our certificate of incorporation and by-laws contain provisions that could delay or prevent a change in control.

    In some instances, a change in control of our company could give the holders of our common stock the opportunity to realize a premium over the then prevailing market price of those securities. Provisions in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws may have the effect of discouraging a third party from trying to acquire our company even if a change in control were in the best interests of our stockholders. Our board of directors has the authority, without a vote of stockholders, to issue up to an additional 19,250,000 shares of preferred stock and to establish the rights and preferences of any class or series of preferred stock to be issued, which rights and preferences could delay or prevent a change in control. The limitation on beneficial ownership of our company also may have the effect of precluding acquisition of control of our company by a third party even if a change in control were in the best interests of our stockholders. In addition, our board of directors is a classified board composed of three classes of directors with staggered terms.

Directors for each class are chosen for a three-year term upon the expiration of the term of the current class. A classified board of directors makes it more difficult to effect a change in control and may discourage an attempt by a third party even if a change in control were in our stockholders' best interests. The holders of our series A preferred stock have the contractual right to require us to repurchase all or a portion of our series A preferred stock upon a change in control, which also may discourage third party acquisitions.

    A number of our joint venture partnership agreements contain provisions that could delay or prevent a change in control.

    The partnership agreements for a number of our joint ventures contain buy-sell rights that may be exercised upon a "change in control." This buy-sell right allows the Kan Am entity that is our partner to a particular joint venture to require us, and any other joint venture partner to the particular joint venture, to purchase that Kan Am entity's entire interest in the joint venture partnership. We are required to pay for any purchase of Kan Am entities' partnership interests in cash or with units of Mills LP. The required payments may have the effect of discouraging a third party from partaking in a change in control of our company, even if a change in control were in the best interests of our stockholders. For the purpose of determining when buy-sell rights may be exercised, each of the following events is a "change in control" when it occurs without the unanimous approval of the members of our board of directors who are affiliates of Kan Am:

  •
  we participate in any consolidation, merger or corporate reorganization in which more than 40% of our outstanding voting securities are transferred;
  •
  any person or group, other than Kan Am and its affiliates, becomes the beneficial owner, directly or indirectly, of more than 40% of the company's then outstanding combined voting securities; and
  •
  a person, whose nomination for election as director was not recommended by our nominating committee of our board of directors, is elected as a director to our board of directors.

RISKS ASSOCIATED WITH INCOME TAX LAW

    Our failure to qualify as a REIT would result in adverse tax consequences with regard to our results of operations.

    We believe that we have been organized and have conducted our operations in a manner so as to qualify as a REIT under the Code, and we intend to continue to operate as a REIT in the future. We cannot assure you, however, that we currently qualify as a REIT or will continue to qualify as a REIT. Many of the REIT requirements are highly technical and complex and depend on various factual matters and circumstances that may not be completely within our control, such as actions taken by our joint venture partners. Any determination that we do not qualify as a REIT would have a material adverse effect on our results of operations and could reduce materially the value of our common stock. If we fail to qualify as a REIT,

  •
  we will not be allowed to take a deduction for distributions to stockholders in computing our taxable income, and
  •
  we will be subject to federal and state income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.

    In addition, unless entitled to relief under specific statutory provisions, we will also be disqualified from treatment as a REIT for the four taxable years following the year during which our qualification was lost. A disqualification would reduce our net earnings available for investment or distribution to our stockholders because of the additional tax liability to us for the year or years involved. Furthermore, we would no longer be required by the Internal Revenue Code to make any distributions to our stockholders as a condition to REIT qualification. Any distributions to stockholders that otherwise would have been subject to tax as capital gain dividends would be taxable as ordinary income to the extent of our current and accumulated earnings and profits. Corporate distributees, however, may be eligible for the dividends received deduction on the distributions, subject to limitations under the Internal Revenue Code. If we make distributions to our stockholders in reliance on our continued qualification as a REIT, we might be required to borrow funds or to liquidate some of our investments to pay the taxes that would result from actual failure to qualify as a REIT. In addition to tax consequences, if we fail to qualify as a REIT, the holders of our series A preferred stock may require us to repurchase all or a portion of our series A preferred stock. Even if we currently qualify as a REIT, new tax rules or legislation may affect whether we continue to qualify as a REIT or the federal income tax consequences of our REIT qualification.

  Despite our REIT status, we remain subject to various taxes.

    Notwithstanding our status as a REIT, we are subject, through our ownership interest in Mills LP, to various federal, state, local and foreign taxes on our income and property. We may have to pay some state income taxes because not all states treat REITs the same as they are treated for federal income tax purposes. We may also have to pay some foreign taxes to the extent we own assets or conduct operations in foreign jurisdictions. Mills LP is obligated under its partnership agreement to pay all taxes, and any related interest and penalties, incurred by us. Our taxable REIT subsidiaries are taxable as corporations and will pay federal, state and local income tax on their net income at the applicable corporate rates, and foreign taxes to the extent they own assets or conduct operations in foreign jurisdictions.

    If the IRS were to challenge successfully Mills LP's status as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

    We believe that Mills LP qualifies to be treated as a partnership for federal income tax purposes. As a partnership, it is not subject to federal income tax on its income. Instead, each of its partners, including us, is required to pay tax on its allocable share of Mill LP's income. We cannot assure you, however, that the IRS will not challenge Mills LP's status as a partnership for federal income tax purposes, or that a court would not sustain an IRS challenge. If the IRS were successful in treating Mills LP as a corporation for tax purposes, we would fail to meet the income tests and some of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. If we fail to qualify as a REIT, the holders of our series A preferred stock may require us to repurchase all or a portion of our series A preferred stock. Also, the failure of Mills LP to qualify as a partnership would cause Mills LP to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to Mills LP's partners, including us.

    As a REIT, we are subject to limitations on our ownership of debt and equity securities.

    Subject to the exceptions discussed in this paragraph, a REIT is prohibited from owning securities in any one issuer if the value of those securities exceeds 5% of the value of the REIT's total assets or the securities owned by the REIT represent more than 10% of the issuer's outstanding voting securities or more than 10% of the value of the issuer's outstanding securities. A REIT is permitted to own securities of a subsidiary in an amount that exceeds the 5% value test and the 10% vote or value test if the subsidiary elects to be a "taxable REIT subsidiary," which is taxable as a corporation. However, a REIT may not own securities of taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of the REIT's total assets. Effective January 1, 2001, each of MillsServices Corp., Commonwealth Investors, Inc., Franklin Mills Residual Corp., Mainstreet Retail, Inc., Mainstreet Ventures, Inc., Manufacturers at the Mills Corp., Mills Enterprises, Inc., Mills Services of Grapevine, Inc., Premises Providers, Inc. and WSM South Florida Corporation has elected to be treated as a taxable REIT subsidiary.

USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for the development of additional properties, as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time and for working capital and other general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

    Our ratio of earnings to fixed charges for each of the periods indicated was as follows:

	Six Months Ended June 30, 2001	2000	1999	1998	1997	1996
Ratio of Earnings to Fixed Charges	1.54	1.87	1.75	2.07	2.02	1.20

    We sold and issued our series A preferred stock in April and May 2001. We had no preferred stock outstanding for any period prior to the issuance of our series A preferred stock. Additionally, the dividends accrued on the series A preferred stock are accounted for as interest expense. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges.

    The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs.

DESCRIPTION OF PREFERRED STOCK

    The company is authorized to issue 20,000,000 shares of Preferred Stock. As of the date of this prospectus, there were outstanding 750,000 shares of our series A cumulative convertible preferred stock, par value $.01 per share.

    Under the company's Certificate of Incorporation, the Board of Directors may from time to time establish and issue one or more classes or series of Preferred Stock. The Board may classify or reclassify any unissued Preferred Stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series (a "Designating Amendment").

    The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the company's Certificate of Incorporation and Bylaws.

General

    The Board of Directors is empowered by the company's Certificate of Incorporation to designate and issue from time to time one or more classes or series of Preferred Stock without stockholder approval. The Board of Directors may determine the relative preferences, rights and other terms of each class or series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders of any class or series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Preferred Stock will, when issued, be fully paid and nonassessable.

    The Prospectus Supplement relating to any Preferred Stock offered thereby will contain the specific terms thereof, including, without limitation:

  (1)
  The title and stated value of such Preferred Stock;

  (2)
  The number of such shares of Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

  (3)
  The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

  (4)
  The date from which dividends on such Preferred Stock will accumulate, if applicable;

  (5)
  The procedures for any auction and remarketing, if any, for such Preferred Stock;

  (6)
  The provision for a sinking fund, if any, for such Preferred Stock;

  (7)
  The provision for redemption, if applicable, of such Preferred Stock;

  (8)
  Any listing of such Preferred Stock on any securities exchange;

  (9)
  The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the company, including the conversion price (or manner of calculation thereof);

  (10)
  Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

  (11)
  A discussion of federal income tax considerations applicable to such Preferred Stock;

  (12)
  The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the company;

  (13)
  Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the company; and

  (14)
  Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the company as a REIT.

Rank

    Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the company, rank (i) senior to all classes or series of Common Stock of the company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

Dividends

    Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend will be payable to holders of record as they appear on the stock transfer books of the company on such record dates as are fixed by the Board of Directors.

    Dividends on any series of Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    Unless otherwise specified in the Prospectus Supplement, if any shares of Preferred Stock of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock will be declared pro rata so that the amount of dividends declared per share of

Preferred Stock of such series and such other series of Preferred Stock will in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock do not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distribution upon the Common Stock, or any other capital stock of the company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor will any Common Stock, or any other capital stock of the company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such stock) by the company (except by conversion into or exchange for other capital stock of the company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

    As a general rule, for purposes of determining whether a distribution with respect to the company's stock is a taxable dividend, the company's current and accumulated earnings and profits first are allocated to the distributions with respect to Preferred Stock (and among classes and series of Preferred Stock in accordance with their respective priorities), with any balance being allocated to distribution with respect to Common Stock. The effect of this rule is to cause all distributions with respect to Preferred Stock to be fully taxable as dividends before any portion of a distribution with respect to Common Stock is taxable as a dividend. See "Federal Income Tax Considerations—Taxation of Taxable Domestic Stockholders" and "—Taxation of Non-U.S. Stockholders." If for any taxable year, the company elects to designate as "capital gains dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of shares of Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total dividends (within the meaning of the Code) paid or made available to the holders of shares of Preferred Stock for the year and the denominator of which shall be the Total Dividends.

    Excess Stock received in exchange for Preferred Stock would not be entitled to receive dividends or other distributions paid on the Preferred Stock other than liquidating distributions. See "Restrictions on Ownership and Transfer"

Redemption

    If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that will be redeemed by the company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock will automatically and mandatorily be converted into the applicable capital stock of the company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all Preferred Stock of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Stock of any series shall be redeemed unless all outstanding Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the company will not purchase or otherwise acquire directly or indirectly any Preferred Stock of such series (except by conversion into or exchange for capital stock of the company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

    If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the company. Each notice will state: (i) the redemption date; (ii) the number of shares and class or series of Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof will also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the company, then, before any distribution or payment is made to the holders of any Common Stock or any other class or series of capital stock of the company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the company will be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the company, will not be deemed to constitute a liquidation, dissolution or winding up of the company.

Voting Rights

    Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Whenever dividends on any Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock do not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors will be increased by two directors.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of shares of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the company's Certificate of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the shares of Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the company may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion Rights

    The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

Transfer Agent and Registrar

    The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

DESCRIPTION OF COMMON STOCK

General

    The company is authorized to issue 100,000,000 shares of Common Stock. The outstanding Common Stock entitles the holder to one vote on all matters presented to stockholders for a vote. Holders of Common Stock have no preemptive rights. At August 9, 2001, there were 24,236,009 shares of Common Stock outstanding.

    Shares of Common Stock currently outstanding are listed for trading on the New York Stock Exchange (the "NYSE"). The company will apply to the NYSE to list the additional Common Stock to be sold pursuant to any Prospectus Supplement, and the company anticipates that such shares will be so listed.

    Subject to such preferential rights as may be granted by the Board of Directors in connection with the future issuance of Preferred Stock, holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive ratably such dividends as may be declared on the Common Stock by the Board of Directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock. Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares present and voting thereon.

Advance Notice of Director Nominations and New Business

    The Bylaws of the company provide that, with respect to an annual meeting of stockholders, the proposal of business to be considered by stockholders may be made only (i) by or at the direction of the Board of Directors or (ii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of stockholders, nominations of persons for election to the Board of Directors may be made only (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws. In general, for notice of stockholder nominations or business to be timely, the notice must be received by the company not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting.

Transfer Agent and Registrar

    The Transfer Agent, Registrar and Dividend Disbursing Agent for the Common Stock is EquiServe Trust Company, N.A.

DESCRIPTION OF COMMON STOCK WARRANTS

    The company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following sets forth certain general terms and provisions of the Common Stock Warrants offered hereby. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

    The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

  (1)
  the title of such Common Stock Warrants;

  (2)
  the aggregate number of such Common Stock Warrants;

  (3)
  the price or prices at which such Common Stock Warrants will be issued;

  (4)
  the designation, number and terms of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants;

  (5)
  the designation and terms of the other Securities offered thereby with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Security offered thereby;

  (6)
  the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable;

  (7)
  the price at which each of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased;

  (8)
  the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire;

  (9)
  the minimum or maximum number of such Common Stock Warrants which may be exercised at any one time;

  (10)
  information with respect to book entry procedures, if any;

  (11)
  a discussion of certain federal income tax considerations; and

  (12)
  any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    For us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding shares of capital stock may be owned, actually or constructively, by five or fewer individuals:

  •
  during the last half of a taxable year, other than the first year for which we made an election to be treated as a REIT, or

  •
  during a proportionate part of a shorter taxable year.

For the purposes of this five or fewer requirement, individuals include the entities that are set forth in Section 542(a)(2) of the Internal Revenue Code. Attribution rules in the Internal Revenue Code determine if any individual constructively owns our capital stock under the five or fewer requirement.

    In addition, if we, or one or more owners of 10% or more of our capital stock, actually or constructively owns 10% or more of any of our tenants or a tenant of any partnership in which we are a partner, the rent that we receive either directly or through a partnership from the tenant generally will not be qualifying income for purposes of the REIT gross income tests under the Internal Revenue Code. A limited exception to this 10% related party tenant rule applies if the tenant qualifies as a "taxable REIT subsidiary" under the Internal Revenue Code. A REIT's shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than the first year for which an election to be treated as a REIT has been made. Furthermore, in order to qualify as a "domestically-controlled REIT" under the Internal Revenue Code, at least 50% of the shares of our capital stock must be beneficially owned by U.S. persons.

    Primarily because our board of directors believes it is desirable for us to qualify as a REIT, our certificate of incorporation provides that no person may acquire additional shares if, as a result, any five beneficial owners of our capital stock would own more than 49.9% of our outstanding capital stock. As a result, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, subject to limited exceptions, more than a specified percentage of our outstanding capital stock. Our board of directors currently has set this ownership limit at 9.225%.

    Our board of directors has waived the ownership limit as to holders of our series A preferred stock, so long as no individual will own, actually or constructively, shares of our capital stock in excess of the ownership limit and there will not occur any violation of (1) the 10% related party tenant rule with regard to a tenant from which we derive more than 0.5% of our gross income for a calendar year and (2) the domestically-controlled REIT rule.

    Our board of directors also has waived the ownership limit as to Kan Am US, Inc. and its affiliates, our joint venture partners, and each of their transferees, so long as no individual will own, actually or constructively, shares of our capital stock in excess of the ownership limit and there will not occur any violation of (1) the 10% related party tenant rule with regard to a tenant from which we derive more than 0.5% of our gross income for a calendar year and (2) the domestically-controlled REIT rule. The grant of the waiver to the transferees is subject to the commitment by a Kan Am affiliate acceptable to us that the Kan Am affiliate will satisfy specified funding requirements for our new development projects.

    The ownership attribution rules under the Internal Revenue Code are complex and may cause capital stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, if an individual or entity acquires shares of our capital stock that amount to less than the ownership limit, or acquires an ownership interest in an entity that owns, actually or constructively, any shares of our capital stock, that individual or entity, or another individual or entity, could be considered to own constructively shares of our capital stock in excess of the ownership limit.

    Our board of directors may grant an exemption from the ownership limit to a person if our board of directors receives either a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to our board of directors. The Internal Revenue Service ruling or the legal opinion must conclude that no person who is an individual will be considered, as a result of ownership of shares in excess of the ownership limit by the exempted holder, to own, actually or constructively, our capital stock in excess of the ownership limit. As a condition to granting the waiver, our board of directors may require representations and warranties from the applicant regarding the applicant's current and future compliance with the 10% related party tenant rule, the domestically-controlled REIT rule and other regulations in order to preserve our REIT status.

    Our board of directors has the authority to increase the ownership limit from time to time. However, our board of directors does not have the authority to do so if, after giving effect to the increase, five beneficial owners of capital stock could beneficially own in the aggregate more than 49.9% of our outstanding capital stock.

    In addition to imposing an ownership limit, our certificate of incorporation further prohibits:

  •
  any person from acquiring shares of our capital stock if, as a result of the acquisition, we would be "closely held" under Section 856(h) of the Internal Revenue Code, and

  •
  any person from transferring shares of our capital stock if the transfer would result in shares of our capital stock being owned by fewer than 100 persons.

    Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to notify us immediately and to provide us with information that we may request in order to determine the effect of the transfer on our status as a REIT.

    If any intended transfer of shares of our capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in our certificate of incorporation, then the intended transfer will be void and of no force or effect as to the intended transferee for that number of shares that exceeds the ownership limit. The excess shares will be exchanged automatically for shares of "excess stock" that are non-voting and may not participate in distributions. In the case of any event, other than a transfer, that would cause a person to hold record title to any shares in excess of the ownership limit, the person will cease to own any right of interest in the shares that exceed the ownership limit. The excess shares held by that person will be exchanged automatically for shares of "excess stock," effective as of the close of the business day immediately before the event causing the excess shares.

    Pursuant to our certificate of incorporation, the excess stock will be transferred to us as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares ultimately are transferred. Those transferees also will be subject to the ownership limit. While held in trust, the excess stock will not be entitled to vote, will not be considered for purposes of any stockholder vote or the determination of a quorum for the stockholder vote, and will not be entitled to participate in any distributions made by us other than liquidating distributions. The original holder may designate, at any time the excess stock is held by us in trust, a beneficiary of the original holder's interest in the trust, provided that:

  •
  the original holder may not receive a price for the excess stock that exceeds the price paid by the original holder, and

  •
  the designated beneficiary's ownership of the capital stock represented by the excess stock will not exceed the ownership limit.

Immediately after the original holder designates a beneficiary or beneficiaries, shares of excess stock will be exchanged automatically for shares of capital stock out of the class or series from which the excess stock originally converted. In addition, we would have the right, for a period of 90 days during the time the excess stock is held by us in trust, to purchase from the original holder all or any portion of the excess stock. The purchase price payable would be the lower of (1) the price paid by the original holder and (2) the average closing market price for our capital stock on the date we make the purchase, or, if the capital stock being purchased is not being traded, the average of the last reported sales price of our capital stock on the ten days immediately preceding the date of our purchase. This 90-day period begins on the date of the violative transfer if the original holder notifies us in writing of the transfer, or the date our board of directors determines that a violative transfer has occurred if no notice is provided.

    The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

    All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

    All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, shares of our capital stock in excess of the ownership limit of 9.225%, or the lesser percentage described in the rules and regulations under the Internal Revenue Code, must notify us in writing within 30 days after December 31 of each year. Each written notice must state the person's name and address, the number of shares beneficially owned and a description of how the shares are held. In addition, each holder of our capital stock must provide to us in writing, upon our request, information regarding the direct, indirect and constructive ownership of shares that will enable us to determine whether the ownership and transfer restrictions contained in our certificate of incorporation have been satisfied and to assess our continuing status as a REIT.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

    The following description of the material U.S. federal income tax consequences relating to the taxation of The Mills Corporation as a real estate investment trust and the ownership and disposition of common stock replaces and supersedes prior descriptions of the federal income tax treatment of The Mills Corporation and its stockholders regarding our common stock.

    The following is a description of the material federal income tax considerations for a holder of our common stock. A prospectus supplement will contain information about additional federal income tax consideration, if any, relating to particular offerings of preferred stock and common stock warrants of Mills. The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

    Hogan & Hartson L.L.P., counsel to the company, has rendered its opinion that we have qualified to be taxed as a REIT under the Internal Revenue Code for each of our taxable years commencing with our taxable year ended December 31, 1994, and our organization and proposed method of operation will enable us to continue to so qualify for the current and future taxable years. Investors should be aware that opinions of counsel are not binding upon the IRS or any court. The opinion of Hogan & Hartson L.L.P. is based on various assumptions and is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business. Moreover, such qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels, and share ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Hogan & Hartson L.L.P. will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Failure to Qualify."

    The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the information in this section is based. Even if there is no change in applicable law, no assurance can be provided that the statements made in the following discussion will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

    Each prospective stockholder is advised to consult with its own tax advisor to determine the impact of its personal tax situation on the anticipated tax consequences of the ownership and sale of common stock. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of common stock, and the potential changes in applicable tax laws.

Taxation of the Company

    General.  We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1994. We believe that we were organized and have operated in a manner so as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to operate in such a manner. No assurance, however, can be given that we in fact have qualified or will remain qualified as a REIT.

    The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

    Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Internal Revenue Code and described in this prospectus with regard to, among other things, the source of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy such tests or will continue to do so.

    In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we currently distribute to stockholders. This treatment substantially eliminates the "double taxation" (at both the corporate and stockholder levels) that generally results from the use of corporate investment vehicles. However, we will be subject to federal income tax as follows:

    We will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains; provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

  •
  Under some circumstances, we (or our stockholders) may be subject to the "alternative minimum tax" on our items of tax preference and alternative minimum tax adjustments.

  •
  If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

  •
  Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

  •
  If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

    We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

  •
  85% of our REIT ordinary income for the year;

  •
  95% of our REIT capital gain net income for the year; and

  •
  any undistributed taxable income from prior taxable years.

    We will be subject to a 100% tax on amounts received if arrangements between us, our tenants and a taxable REIT subsidiary (as further described below) are not comparable to similar arrangements between unrelated parties.

    In addition, if we acquire any assets from a taxable "C" corporation in a carry-over basis transaction, we could be liable for specified tax liabilities that are inherited from the "C" corporation. If we recognize gain on the disposition of such assets during the 10-year period beginning on the date on which such assets were acquired by us, then to the extent of such assets' "built-in gain" (i.e., the excess of (1) the fair market value of such asset at the time of the acquisition by us over (2) the adjusted basis in such asset, determined at the time of such acquisition), we will be subject to tax on such gain at the highest regular corporate rate applicable. The results described herein with respect to the recognition of built-in-gain assume that we made or will make an election pursuant to Notice 88-19 or Treasury regulations that were promulgated in 2000.

    Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to federal corporate income tax on its net income.

    Requirements for Qualification As a REIT.  The Internal Revenue Code defines a REIT as a corporation, trust or association—

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

  (4)
  that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  of which not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities);

  (7)
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year which has not been terminated or revoked; and

  (8)
  that meets other tests, described below, regarding the nature of its income and assets.

    Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election is made. Condition (6) must met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of shares of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we may fail to qualify as a REIT.

    For our taxable years commencing after December 31, 1997, if we comply with regulatory rules pursuant to which we are required to send annual letters to holders of common stock requesting information regarding the actual ownership of the common stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

    In addition, we must satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

    To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We were formed in 1991 but were not active until 1993. We elected S corporation status for our taxable years commencing with January 1, 1993. We terminated our S corporation election immediately prior to our initial public offering in April of 1994. If our S corporation election was valid for all of our taxable years commencing with January 1, 1993, including our short S corporation year ending immediately prior to our initial public offering, we would have no earnings and profits accumulated in any non-REIT year and thus would have met the earnings and profits requirement for our short C corporation taxable year ended December 31, 1994 and for tax years thereafter. We believe that we qualified as an S corporation for our taxable years commencing with January 1, 1993, including the short S corporation year, and that we do not have, and have not had, accumulated earnings and profits from a non-REIT tax year. Nevertheless, the S corporation requirements are highly technical and complex and there can be no assurance that the Internal Revenue Service might not assert that we failed to qualify as an S corporation for some reason. In such an event, we would not have been eligible to qualify as a REIT until the tax year when we paid out the accumulated earnings and profits from our non-REIT tax years.

    Taxable REIT Subsidiaries.  To qualify as a "taxable REIT subsidiary," an entity must be taxable as a corporation and must satisfy the following additional requirements:

  •
  a REIT must own an interest in the entity, whether directly or indirectly;

  •
  the entity must elect, together with the REIT that owns its stock, to be treated as a taxable REIT subsidiary under the Internal Revenue Code; and

  •
  the entity must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.

    A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary of ours owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation.

    A taxable REIT subsidiary is subject to regular federal income tax, and state and local income tax, where applicable, as a regular "C" corporation.

    Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to an appropriate level of federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Our taxable REIT subsidiaries will make substantial interest and other payments to us. We believe that all transactions between us and our taxable REIT subsidiaries will be entered into at arms length. There can be no assurance, however, that the limitation on interest deductions applicable to taxable REIT subsidiaries will not apply to the interest payments made to us by our taxable REIT subsidiaries, resulting in an increase in the corporate tax liability of each such subsidiary. Moreover, there can be no assurance that the terms establishing the payments made by the taxable REIT subsidiary to us will not result in the imposition of the 100% excise tax to a portion of any such payment. Our taxable REIT subsidiaries include MillsServices Corp. and its subsidiaries.

    Qualified REIT Subsidiaries.  If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

    Income Tests.  In order to maintain qualification as a REIT, we must satisfy two gross income requirements, which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Investments relating to real property or mortgages on real property include "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (1) dividends, (2) interest, (3) some payments under hedging instruments and (4) gain from the sale or disposition of stock, securities, or some hedging instruments.

    Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

    Generally, for rents to qualify as "rents from real property" for the purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other services will be treated as "impermissible tenant service income" unless it is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

    Mills LP provides certain services with respect to our properties. Based upon our experience in the retail shopping centers in the markets in which our properties are located, we believe that all services (other than those the income from which meets the de minimis standard described above, those provided by an independent contractor or those provided by a taxable REIT subsidiary) provided to tenants by us, through Mills LP, should be considered permissible services, although there can be no assurance that the Internal Revenue Service will not contend otherwise.

    Mills LP also may receive certain types of income with respect to the properties it owns that will not qualify for the 75% or 95% gross income tests. For example, dividends and interest paid to Mills LP by our taxable REIT subsidiaries, including MillsServices Corp., will not qualify under the 75% gross income test. We believe, however, that the aggregate amount of non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

    In connection with the performance of our management and leasing activities, we regularly undertake a wide range of marketing and promotional activities that are intended to promote and benefit an entire mall operation through increasing consumer spending and thereby increasing the rents that we derive from our tenants. The Internal Revenue Service, in a number of private letter rulings issued to other REITs, has approved specific advertising and promotional activities undertaken by a REIT that owns a retail shopping center where such marketing activities are intended primarily to increase overall spending at the centers, and therefore the REIT's revenues from tenants, rather than to benefit a specific tenant. Some of the advertising and promotional activities undertaken by us are identical to those approved by the Internal Revenue Service in these private letter rulings. However, in view of the relatively unique nature of our properties, some of our advertising and promotional activities are different from and more extensive than those addressed specifically by the Internal Revenue Service to date in private letter rulings.

    We have represented that all of our advertising and promotional activities, whether focused on only the mall itself or on specific stores at the mall, have as their primary purpose encouraging increased spending throughout the mall and thereby increasing our overall revenues through increased rents (which are typically based upon a percentage of sales), which is the basic premise upon which the Internal Revenue Service has concluded that a REIT owning retail properties can engage in advertising and promotional activities generally. Accordingly, we believe that all of our management and leasing activities, including the marketing and promotional activities, to the extent that they might be considered a service to tenants, should be considered "usually or customarily rendered" in connection with the rental of space for occupancy. We have also represented that with regard to taxable years beginning after December 31, 1997, these advertising and promotional activities would fall within the 1% "de minimis" services exception even if the activities did not meet the "usual or customary" standard. Based in part on our various representations, Hogan & Hartson L.L.P., our counsel, is of the opinion that, although the matter is not free from doubt through 1997, the performance of such activities by us has not affected and will not affect the qualification of the rents received from tenants as "rents from real property," and, thus, our ability to qualify as a REIT. However, opinions of counsel are not binding upon the Internal Revenue Service or a court. Accordingly, no assurance can be given that the Internal Revenue Service will not challenge our position with respect to certain activities performed by us, or that such a challenge would not be successful. A successful challenge by the

Internal Revenue Service could result in our failure to satisfy the gross income requirements for the years during which we engaged in such activities, and therefore failing to qualify as a REIT for such years. However, under certain circumstances, we may not fail to qualify as a REIT but rather would be subject to a tax imposed with respect to our "excess net income," as described below.

    We do not believe, after consultation with our professional advisors, that there will be a material adverse effect on our business operations or our ability to qualify as a REIT as a result of our performance of our marketing and promotional activities. Nevertheless, in order to remove any possible ambiguity with respect to such activities, we require certain marketing and promotional activities to be performed by independent contractors which are adequately compensated and from which we receive no income or by a taxable REIT subsidiary. If we contemplate providing services to tenants that may reasonably be expected not to meet the "usual or customary" standard or to fall within the "de minimis" services exception, we will arrange to have such services performed by an independent contractor or a taxable REIT subsidiary.

    Management services to properties in which Mills LP owns less than a 100% interest are rendered by MillsServices Corp. or its subsidiaries. In addition, MillsServices Corp. provides development services to the properties. MillsServices Corp. is wholly owned by Mills LP. Our share of any dividend or interest received from MillsServices Corp. should qualify for purposes of the 95% test, but not for purposes of the 75% test. We do not anticipate that we will receive sufficient dividends and interest from MillsServices Corp. to cause us to exceed the limit on non-qualifying income under the 75% test.

    To qualify for the 95% gross income test, interest cannot depend in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be disqualified solely by reason of being based on a fixed percentage or percentages of receipts or sales. Mills LP does not charge interest dependent in whole or in part on profits.

    We inevitably will have some gross income from various sources, including the sources described herein, that fails to constitute qualifying income for purposes of one or both of the 75% or 95% gross income tests. Taking into account our actual and anticipated sources of non-qualifying income, however, we believe that our aggregate gross income from all sources has satisfied and will continue to satisfy the 75% and 95% gross income tests applicable to REITs for each of our taxable years as a REIT.

    If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that the failure to satisfy the test was not due to reasonable cause. If we fail to satisfy the 75% or 95% gross income test and these relief provisions do not apply, we will fail to qualify as a REIT. Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of our non-qualifying income.

    Asset Tests.  At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

  (1)
  At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items, and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt.

  (2)
  Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

  (3)
  Except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

  (4)
  Except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.

  (5)
  Except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer.

  (6)
  Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

    Until 2001 Mills LP had owned 99% of the non-voting preferred stock and 5% of the voting common stock of MillsServices Corp. In addition, Mills LP owns a note issued by MillsServices Corp. In August of 2001, Mills LP acquired 100% of the outstanding non-voting stock and common stock of Mills Services Corp. it did not already own. By virtue of our ownership of units in Mills LP, we are considered to own our pro rata share of both the stock and note of MillsServices Corp. owned by Mills LP. While Mills Services Corp. has made an election to be treated as a taxable REIT subsidiary effective as of January 1, 2001, there can be no assurance for prior periods, however, that the Internal Revenue Service might not contend either (1) that the value of the securities of MillsServices Corp. held by us through Mills LP exceeds the 5% value limitation, (2) that the non-voting stock of MillsServices Corp. owned by Mills LP should be considered "voting stock" for purposes of the assets tests, or (3) that any notes issued by MillsServices Corp. to Mills LP should be considered "voting stock" for purposes of the asset tests. We believe that we owned less than 10% of the voting securities of Mills Services Corp. for all periods before January 1, 2001. We cannot ensure, however, that the Internal Revenue Service will not contend, or be unsuccessful if it did contend, that our ownership of voting stock exceeded the 10% limitation on the ownership of these assets during those periods.

    We believe that our share of the aggregate value of the securities of MillsServices Corp., together with all other assets that do not qualify for purposes of the 75% test, including securities in other taxable REIT subsidiaries, does not exceed 25% of the total value of our assets. In addition, we believe that the combined value of our share of the securities of all of our taxable REIT subsidiaries, including MillsServices Corp., does not exceed 20% of the total value of our assets. We cannot ensure, however, that the Internal Revenue Service will not contend, or be successful if it did contend, that the aggregate value of such securities when taken together exceeds the 20% value limitation for taxable REIT subsidiaries.

    Securities, for purposes of the assets tests, may include debt we hold. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the "straight debt" safe harbor and either (1) the issuer is an individual, (2) the only securities of the issuer that we hold are straight debt or (3) if the issuer is a partnership, we hold at least a 20 percent profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate (or the interest payment dates) of which is not contingent on the profits, the borrower's discretion or similar factors.

    With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exceptions with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

    After initially meeting the assets tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. Each time a unitholder other than us exercises its right to redeem units, our interest in Mills LP increases and we will be deemed to acquire securities held by Mills LP. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or the 10% value limitation. We cannot ensure that these steps always will be successful or will not require a reduction in Mills LP's overall interest in the taxable REIT subsidiaries that conduct the property service businesses. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.

    Annual Distribution Requirements.  To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to

  •
  the sum of (1) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (2) 90% of our net income after tax, if any, from foreclosure property, minus

  •
  the sum of certain items of noncash income.

Distributions must generally be made during the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

    We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

    We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these requirements. In that event, we may cause Mills LP to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

    Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    Recordkeeping Requirements.  We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

    Failure to Qualify.  If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Investments in Mills LP and the Taxable REIT Subsidiaries.

    General.  Substantially all of our investments are held through Mills LP. Mills LP holds a significant portion of its real estate properties through subsidiary partnerships and limited liability companies. Mills LP also carries out activities through Management Associates Limited Partnership and various subsidiary partnerships and limited liability companies. This structure may involve special tax considerations. These tax considerations include the following:

  •
  the allocations of income and expense items of Mills LP and those subsidiary partnerships and limited liability companies, which could affect the computation of our taxable income;

  •
  the status of Mills LP and each applicable subsidiary partnership and limited liability company as a partnership (as opposed to an association taxable as a corporation) for income tax purposes; and

  •
  the taking of actions by Mills LP or any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

    The entire discussion of the tax treatment of the Company and the federal income tax consequences of the ownership of common stock of the Company is based on the assumption that Mills LP and all of its subsidiaries (other than our taxable REIT subsidiaries and their subsidiaries) are classified as partnerships or disregarded as separate entities for federal income tax purposes. Pursuant to regulations under Section 7701 of the Internal Revenue Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly traded partnership." Neither Mills LP nor any of its non-corporate subsidiaries that is not a taxable REIT subsidiary has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, Mills LP and each such subsidiary will be treated as a partnership for federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for federal income tax purposes).

    Pursuant to Section 7704 of the Internal Revenue Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a "publicly traded partnership," and it does not derive at least 90% of its income from certain specified sources of "qualifying income" within the meaning of that section. A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a "secondary market or the substantial equivalent thereof." Interests in Mills LP will not be traded on an established securities market. There is a significant risk, however, that the interests in Mills LP could be considered readily tradable on the substantial equivalent of a secondary market. In that event, Mills LP could be treated as a "publicly traded partnership," but even then it would only be taxable as a corporation if less than 90% of its gross income were to constitute "qualifying income." Treasury Regulations under Section 7704 of the

Internal Revenue Code sets forth certain "safe harbors" under which interests will not be treated as "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 (the "Safe Harbors"). For purposes of determining whether the "qualifying income" exception is satisfied, the income requirements generally applicable to REITs and the definition of "qualifying income" under Section 7704 of the Internal Revenue Code are similar in most key respects. There is one significant difference, however. For a REIT, rent from a tenant does not qualify as "rents from real property" if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant (subject to an exception for rents from a tenant that is a taxable REIT subsidiary). Under Section 7704 of the Internal Revenue Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant. We believe that even if Mills LP were treated as a publicly traded partnership, Mills LP would meet the qualifying income exception and therefore maintain its classification as a partnership for federal income tax purposes.

    If Mills LP were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in Mills LP would exceed 5% of our assets and we would be considered to hold more than 10% of the voting securities (and 10% of the value of the outstanding securities) of another corporation. In this event, the value of our common stock would be adversely affected.

    Ownership of Partnership Interests by a REIT. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of Mills LP and of each subsidiary partnership and limited liability company of Mills LP that is treated as a partnership for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have control over Mills LP and substantially all of the subsidiaries of Mills LP that are treated as partnerships for federal income tax purposes and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

    Tax Allocations with Respect to Our Properties.  Mills LP was formed by way of contributions of appreciated property at the time of its formation. In addition, it has acquired a number of properties by contribution since that time. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. This difference is referred to as a "book-tax difference."

    Mills LP's partnership agreement requires that all allocations of partnership income, gain, loss and deduction be made in a manner consistent with Section 704(c) of the Internal Revenue Code and the applicable regulations. Therefore, these allocations will tend to eliminate the book-tax differences with respect to the contributed properties over the life of Mills LP. However, the allocation rules of Section 704(c) of the Internal Revenue Code may not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Consequently, the carryover basis of contributed properties held by Mills LP could cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if no property had a book-tax difference. Similarly, the carryover basis of contributed properties held by Mills LP could cause us to be allocated taxable gain in the event of a sale of contributed properties in excess of the economic or book income allocated to us as a result of such sale.

    MillsServices Corp. A portion of the amounts used by Mills LP to fund distributions to partners, which in turn are used by us to fund distributions to holders of common stock, comes from MillsServices Corp. and other taxable REIT subsidiaries of ours. Such amounts are derived through payments on notes issued by MillsServices Corp. and dividends from MillsServices Corp., held by Mills LP. MillsServices Corp. does not qualify as a REIT and therefore pays federal, state and local income taxes on its net income at normal corporate rates. As a result of interest and other deductions, MillsServices Corp. does not pay significant income tax currently. There can be no assurance, however, that the Internal Revenue Service will not challenge these deductions. In any event, future increases in the income of MillsServices Corp. will be subject to income tax. To the extent that it pays such taxes, the cash available for distribution to stockholders is reduced accordingly.

    Furthermore, the taxable REIT subsidiary election with respect to MillsServices Corp. could lead to increased tax liabilities for two reasons. First, there are limits on the ability of a taxable REIT subsidiary to deduct interest payments made to an affiliated REIT. Accordingly, MillsServices Corp. will be limited in its ability to deduct interest payments on notes issued to Mills LP. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of the excess. This rule generally will apply to amounts paid to Mills LP by MillsServices Corp.

    Our ownership of the securities of MillsServices Corp. currently is subject to certain asset tests. These tests restrict the ability of MillsServices Corp. to increase the size of its businesses unless the value of the assets of Mills LP increases at a commensurate rate. See "—Requirements for Qualification As a REIT—Asset Tests," above.

Penalty Tax on Prohibited Transactions

    Our share of any gain realized from the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of our trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Mills LP, through its subsidiary partnerships and limited liability companies, intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and leasing the properties and other retail properties and to make such occasional sales of the properties as are consistent with our investment objectives. Based upon such investment objectives, we believe that, in general, the properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material. Nevertheless, the Internal Revenue Service could contend otherwise. In particular, we indirectly own parcels of land that are located adjacent to particular properties that are not necessarily required for use within the regional outlet mall or community shopping center located at the property (referred to as "outparcels"). We may sell one or more of these outparcels from time to time. In addition, in connection with the development of a regional outlet mall at a property, we occasionally may sell parcels of land within the mall ("anchor parcels") to major anchor tenants who desire to own the land on which their facility is located. We believe that our infrequent sales of outparcels and anchor parcels should not result in the outparcels and anchor parcels being considered inventory or as held primarily for sale to customers in the ordinary course of our trade or business, but there is a risk that the Internal Revenue Service could contend otherwise, in which event the profit from such sales allocable to us would be subject to a 100% tax. If we determine that the anticipated level of activity with respect to the outparcels and/or anchor parcels would be sufficient to cause such sales to be subject to 100% tax, we will hold and sell such parcels through a taxable REIT subsidiary. A taxable REIT subsidiary would be subject to a corporate level tax on its taxable income attributable to land sales, thereby reducing the amount of cash available for distribution by us.

Other Tax Consequences for Us and Our Stockholders

    We and our stockholders are subject to state or local taxation in various state or local jurisdictions, including those in which Mills LP or our stockholders transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed herein. Consequently, our prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us. To the extent that we own assets or conduct operations in foreign jurisdictions, we may also be subject to some foreign taxes.

Taxation of Taxable Domestic Stockholders

    As used in the remainder of this discussion, the term "U.S. stockholder" means a beneficial owner of common stock that is for United States federal income tax purposes:

  •
  a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

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  a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

    Generally, in the case of a partnership that holds our common stock, any partner that would be a U.S. stockholder if it held the common stock directly is also a U.S. stockholder. A "non-U.S. stockholder" is a holder, including any partner in a partnership that holds common stock, that is not a U.S. stockholder.

    Distributions.  As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits, which are not designated as capital gain dividends, will be taken into account by them as ordinary income. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

    Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted basis of the stockholder's common stock. Rather, such distributions will reduce the adjusted basis of such common stock. To the extent that distributions exceed the adjusted basis of a U.S. stockholder's common stock, they will be taxable as capital gains, assuming the common stock is a capital asset in the hands of the U.S. stockholder. If we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

    We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

    We may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, U.S. stockholders (1) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (2) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. stockholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

    We may classify portions of our designated capital gain dividend in the following categories:

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  a 20% gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 20%; or

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  an unrecaptured Section 1250 gain distribution, which would be taxable to taxable non-corporate U.S. stockholders at a maximum rate of 25%.

    We must determine the maximum amounts that we may designate as 20% and 25% capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

    Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of common stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitation. A U.S. stockholder may elect to treat capital gain dividends and capital gains from the disposition of common shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

    Sales of Common Stock.  Upon any taxable sale or other disposition of common stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes on the disposition of common stock in an amount equal to the difference between

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  the amount of cash and the fair market value of any property received on such disposition; and

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  the U.S. stockholder's adjusted basis in such common stock for tax purposes.

    Gain or loss will be capital gain or loss if the common stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term gain or loss will be subject to the maximum capital gain rate of 20%. U.S. stockholders that acquire or are deemed to acquire common stock after December 31, 2000 and who hold the common stock for more than five years and certain low income taxpayers may be eligible for a reduction in the long-term capital gains rate. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate stockholders) to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

    In general, any loss upon a sale or exchange of securities by a U.S. stockholder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. stockholder that are required to be treated by such U.S. stockholder as long-term capital gains.

Taxation of Tax-Exempt Stockholders

    Provided that a tax-exempt stockholder has not held its common stock as "debt financed property" within the meaning of the Internal Revenue Code, dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Internal Revenue Code or has used the common shares in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI to any trust that is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

    A REIT is a "pension held REIT" if it meets the following two tests:

  (1)
  it would not have qualified as a REIT but for the provisions of Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

  (2)
  either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

    The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying on the "look through" exception with respect to pension trusts. Based on the current estimated ownership of our common and preferred stock and as a result of certain limitations on transfer and ownership of common and preferred stock contained in our charter, we do not expect to be classified as a "pension held REIT."

Taxation of Non-U.S. Stockholders.

    Distributions.  Distributions by us to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by us of "U.S. real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. stockholders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions not designated as (or deemed to be) capital gain dividends made to a non-U.S. stockholder unless:

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  a lower treaty rate applies and the non-U.S. stockholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced rate is filed with us; or

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  the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected income.

    Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. stockholder in its common stock will reduce the non-U.S. stockholder's adjusted basis in its common stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. stockholder in its common stock will be treated as gain from the sale of its common stock, the tax treatment of which is described below. See "Taxation of Non-U.S. Stockholders—Sale of Common Stock".

    We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. stockholder is not liable for tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. stockholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

    Distributions to a non-U.S. stockholder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

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  the investment in the common stock is effectively connected with the non-U.S. stockholder's trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a stockholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

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  the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

    We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to foreign stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder's United States federal income tax liability.

    Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by us were to exceed their actual United States federal income tax liability.

    Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation.

    Sale of Common Stock.  Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally would not be subject to United States taxation unless:

  •
  the investment in our common stock is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

  •
  the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

  •
  our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

    Our common stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders.

    We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. Because our common stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

    Even if we do not qualify as a domestically-controlled REIT at the time a non-U.S. stockholder sells our common stock, gain arising from the sale still would not be subject to FIRPTA tax if:

  •
  the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

  •
  the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

    If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Backup Withholding Tax and Information Reporting

    U.S. Stockholders.  In general, information-reporting requirements will apply to payments of dividends on common stock and payments of the proceeds of the sale of common stock to some stockholders, unless an exception applies.

    The payor will be required to withhold backup withholding tax at the rate of 30.5% (scheduled to be reduced incrementally to 28% by 2006) if (1) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding or (2) the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect.

    In addition, a payor of the dividends on the common stock will be required to withhold tax at a rate of 30.5% (scheduled to be reduced incrementally to 28% by 2006) if (1) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code or (2) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

    Some stockholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder's United States federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

    Non-U.S. Stockholders.  Generally, information reporting will apply to payments of dividends on common stock, and backup withholding described above for a U.S. stockholder may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

    The payment of the proceeds from the disposition of common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless the non-U.S. stockholder certifies as to its non-U.S. status or otherwise establishes an exemption. The proceeds of the disposition by a non-U.S. stockholder of common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if payment is made to or through a foreign office of a broker that is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if the partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting (but not backup withholding unless the broker has actual knowledge that the payee is a U.S. person) generally will apply unless the broker has documentary evidence as to the non-U.S. stockholder's foreign status and meets certain other conditions or otherwise qualifies for an exemption.

    Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some stockholders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information-reporting requirements applicable to you.

PLAN OF DISTRIBUTION

    The company may sell Securities in or through underwriters for public offer and sale by them, and also may sell Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The company also may, from time to time, authorized underwriters acting as the company's agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the company in the form of underwriting discounts or commissions and also may receive commissions from purchasers of the Securities for whom they act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

    Any underwriting compensation paid by the company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements to be entered into with the company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933.

    If so indicated in the applicable Prospectus Supplement, the company will authorize underwriters or other persons acting as the company's agents to solicit offers by certain institutions to purchase Securities from the company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

    The underwriters and their affiliates may be customers of, engage in transactions with and perform services for the company and its Subsidiaries in the ordinary course of business.

LEGAL MATTERS

    The legality of the Preferred Stock, the Common Stock and the Common Stock Warrants offered hereby, and certain federal tax matters, will be passed upon for the company by Hogan & Hartson L.L.P., Washington, D.C.

EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule appearing in our Annual Report on Form 10-K/A for the year ended December 31, 2000, as set forth in their report thereon included therein and incorporated herein by reference. Our consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance with the Securities Exchange Act of 1934, we file reports and other information with the Securities and Exchange Commission. The file number under the Securities Exchange Act of 1934 for our Commission filings is No. 1-12994. You may inspect these reports, proxy statements and other information at the Public Reference Section maintained by the Commission at the following addresses:

Principal Office:	Regional Offices:
450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511	Seven World Trade Center 13th Floor New York, New York 10048

    Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may obtain copies of these materials from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our Commission filings also are available to the public on the Commission's web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. In addition, our common stock is listed on the New York Stock Exchange and therefore you may inspect these reports, proxy statements and other information concerning the company at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    We have filed with the Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933 for the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, some portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, we make reference to the copy of the contract or document filed as an exhibit to the registration statement. Each of the statements is qualified in all respects by reference to the registration statement and the exhibits and schedules attached to the registration statement. For further information regarding the company and our common stock, we hereby make reference to the registration statement and such exhibits and schedules as may be obtained from the Commission at its principal office in Washington, D.C. or from the Commission's web site, as described above.

INCORPORATION OF DOCUMENTS BY REFERENCE

    The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents and information we filed with the Commission that are identified below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated.

  1.
  Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (filed on March 28, 2001), as amended by Form 10-K/A (filed on August 10, 2001 and on August 14, 2001).

  2.
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (filed on May 15, 2001), as amended by Form 10-Q/A (filed on August 10, 2001), and for the quarter ended June 30, 2001 (filed on August 13, 2001).

  3.
  Current Reports on Form 8-K filed on April 30, 2001 (except for the information furnished under Item 9); Form 8-K filed on July 13, 2001; and Form 8-K filed on August 9, 2001 (except for the information under the caption "Specialty Store Tenant Reported Sales Analysis" contained on page 24 of Exhibit 99.1).

  4.
  Description of our common stock included in our Registration Statement on Form 8-A (filed on April 11, 1994), which incorporates by reference a description of our common stock from our Registration Statement on Form S-11 (File No. 33-71524, filed on April 11, 1994), which description we also incorporate by reference into this prospectus.

    You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at (703) 526-5000 between the hours of 9:00 a.m. and 4:00 p.m., Eastern Time:

        Secretary
        The Mills Corporation
        1300 Wilson Boulevard, Suite 400
        Arlington, Virginia 22209

3,500,000 Shares

THE MILLS CORPORATION

Common Stock

P R O S P E C T U S  S U P P L E M E N T

Merrill Lynch & Co.
Salomon Smith Barney
Legg Mason Wood Walker
 Incorporated

August 14, 2001

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QuickLinks

TABLE OF CONTENTS Prospectus Supplement
Prospectus
ABOUT THIS PROSPECTUS SUPPLEMENT
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
The Company
The Offering
USE OF PROCEEDS
SELECTED UNAUDITED FINANCIAL OPERATING DATA
UNDERWRITING
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF COMMON STOCK WARRANTS
RESTRICTIONS ON OWNERSHIP AND TRANSFER
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE